Exhibit 99.1

Contact:	Randy Belote
(703) 280-2720
Randy.belote@ngc.com

Northrop Grumman Elects Kenneth L. Bedingfield, Corporate Vice President, Controller and Chief Accounting Officer, Effective 2012; Kenneth N. Heintz to Retire

FALLS CHURCH, Va. – Nov. 17, 2011 – Northrop Grumman Corporation (NYSE:NOC) announced today that its board of directors has elected Kenneth L. Bedingfield corporate vice president, controller and chief accounting officer, effective in 2012. He will initially join the company on Nov. 28, 2011, as a corporate vice president reporting to James F. Palmer, corporate vice president and chief financial officer. He will assume the duties of controller and chief accounting officer after the company files its 2011 annual report. Kenneth N. Heintz, the company’s current controller and chief accounting officer, will retire from the company in 2012.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery

“We are delighted to welcome Ken Bedingfield to our senior business management team,” Palmer said. “He is a seasoned financial executive with deep experience across aerospace and defense and other business sectors. He has a proven track record of leading high performance teams and will contribute significantly to our drive to deliver top performance and value for our shareholders, customers and employees.”

“We want to thank Ken Heintz for his many contributions to Northrop Grumman,” Palmer said. “He has provided great confidence and credibility to our company’s financial reporting and controls. Ken has been an outstanding leader as our company’s controller and he will be missed. We wish him well in his upcoming retirement.”

In his role as controller and chief accounting officer, Bedingfield will serve as a key financial advisor to senior management and the audit committee of the board of directors. He will lead all aspects of corporate accounting operations including maintenance and enforcement of corporate accounting policies and procedures in accordance with Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) requirements, ensuring the integrity of the company’s financial data and reporting. He will also ensure appropriate accounting practices and strong internal controls over financial reporting and provide critical accountability for operational finance leadership across the company.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042

www.northropgrumman.com/media

Northrop Grumman Elects Kenneth L. Bedingfield Corporate Vice President, Controller and Chief Accounting Officer; Kenneth N. Heintz to Retire

Bedingfield comes to Northrop Grumman with more than 17 years of management and accounting experience with KPMG LLP, most recently as the national client leader of its U.S. Aerospace and Defense audit practice. He has been an audit partner with KPMG since 2005, has led the company’s audit team for a large U.S. aerospace company and has served as the lead partner for VeriSign, an international public company. He has extensive experience in all aspects of SEC rules and regulations and financial reporting.

Bedingfield earned a bachelor’s degree in accounting from the University of Maryland at College Park. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants.

He serves as treasurer of the Boy Scouts of America National Capital Area Council; on the Accounting Advisory Board of the University of Maryland at College Park; and he chairs the Audit Committee of the Executive Board of the University System of Maryland Foundation.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042

www.northropgrumman.com/media